Exhibit 99.1

Assurant Specialty Property Reaches Agreement with

Florida Office of Insurance Regulation on Lender-placed Hazard Insurance

ATLANTA, Oct. 8, 2013 – Assurant Specialty Property, a unit of Assurant, Inc. (NYSE: AIZ), a leading provider of specialty insurance products and services, today announced an agreement with the Florida Office of Insurance Regulation regarding its lender-placed hazard insurance program.

American Security Insurance Company, a subsidiary within Assurant Specialty Property, will file for a 10 percent reduction in lender-placed hazard insurance rates in that state. The new rate reflects recent experience in Florida. Once filed and approved, the rates are expected to be effective for new and renewing policies starting in first quarter 2014.

“We look forward to implementing our new lender-placed insurance program in Florida to reduce premiums for consumers and provide added flexibility for our clients,” said Gene Mergelmeyer, president and chief executive officer, Assurant Specialty Property.

American Security Insurance Company also agreed to modify certain practices, including elimination of commissions and client quota-share reinsurance arrangements, to meet new requirements of providers of lender-placed insurance in Florida. These new lender-placed practices are expected to take effect in Florida one year following the agreement.

American Security Insurance Company recorded $510 million of direct earned premiums and $372 million in net earned premiums before catastrophe reinsurance costs in Florida in 2012.

About Assurant Specialty Property

Assurant Specialty Property is a leading provider of insurance services in partnership with mortgage lenders, property managers, financial institutions, manufactured home sellers, auto finance companies and their customers. With more than 5,000 employees in 12 locations, Assurant Specialty Property serves clients and customers in all 50 states. www.assurantspecialtyproperty.com

Assurant Specialty Property is part of Assurant, a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. www.assurant.com

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Cautionary Statement: Some of the statements above constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about when new rates and practices will take effect. Actual results may differ materially from the estimates we have given because of a variety of factors, and Assurant, Inc. undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2012 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Assurant Media Contacts:

Shawn Kahle

Vice President, Corporate Communications

Phone: 646.620.7773

shawn.kahle@assurant.com

Robert Byrd

Senior Director, Communications, Assurant Specialty Property

Phone: 770.763.2319

robert.byrd@assurant.com

Assurant Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

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